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                                                                     EXHIBIT 5.1



                         [Letterhead of Kutak Rock LLP]



                                January 10, 2002



Rainwire Partners, Inc.
Monteith Commons, First Floor
2931 Piedmont Road, N.E.
Atlanta, GA  30305

         Re:      Registration Statement on Form S-4

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-4 filed by you with the Securities and Exchange Commission on January 10, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of your Common Stock, par value $.001 per share, to be issued in connection with the share exchange with Oasis Group, Inc. as described in the Registration Statement (the "Transaction"). As your counsel in connection with the Transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares in the Transaction.

         It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be legally and validly issued, fully paid and non-assessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.

                                            Very truly yours,



                                            /s/ Kutak Rock LLP